Exhibit 10.11


                             EMPLOYMENT AGREEMENT

    THIS AGREEMENT, made effective this 25th day of September, 2000, by and between Advantage Realty of Janesville, hereinafter called the Company, and Diane Butts, hereinafter Called Employee.

     1. Employment. The Company hereby agrees to employ and does employ the Employee to perform the work required in the general management of the affairs of the Company's real estate office located at 300 North River Street, Janesville, Wisconsin 53545, and such other duties as shall be required by the Company, and the Employee, in consideration thereof, agrees to faithfully execute the labors of her engagement in a good and workmanlike manner, and further to conduct herself in such a way as shall serve the best interests of the Company.

     2. Compensation. The Company hereby agrees to pay the Employee a monthly salary of $2,000 for her services as manager of the Company's office so long as the Employee's services are satisfactory to the Company. Additionally, the Employee shall be entitled to a commission of 50% of transaction revenues from transactions on her listings/sales. Employee shall also be entitled to a 10% override commission on the transactions of the other agents in the specified office.

     3. Expenses. The Company agrees to reimburse the Employee for all expenses incurred by the Employee, which expenses are incurred on behalf of the Company and are deemed ordinary ad necessary expenses pursuant to the Internal Revenue Code.

     4. Compensation of Expense Reimbursement Claimed to be Excessive by Governmental Authority. Any payments made to the Employee including salary, commission, bonus, interest, rent or entertainment which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by the Employee to the Company to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payments of each such amount disallowed.

     5. Duties. The duty of the Employee shall be those reasonable managerial duties as are determined from time to time by the Company. If the Employee is elected or appointed as a Director or an Officer of the Company during the term of this Agreement, the Employee will serve in such capacity or capacities with such compensation, if any, as is determined by the Company; but nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of the Employee such Director or Officer.

     6. Term. This Agreement may not be terminated by either party within the first two years of the agreement accept as specified herein, and only thereafter upon written notice, given by either party at any time, with or without cause.

     7. Time and Effort/Independent Activities. The parties acknowledge that Employee is not required to devote her full time and attention to the performance of duties as manager of the Company's office. Instead, Employee shall devote such time to the business of the Company as

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Employee and the Company mutually determine from time to time.

     8. Applicable Law. This Agreement shall be governed in all respects, whether as of validity, construction, capacity, performance, or otherwise, by the laws of the State of Minnesota.

     9. Additional Terms. Employee shall be obligated to increase the number of agents operated out of the specified office to eight (8) by March 31, 2001.

     IN WITNESS WHEREOF, the parties have signed this Agreement.

                        ADVANTAGE REALTY OF JANESVILLE

                        By: /s/ Donald Riesterer
                           ---------------------------------
                                Donald Riesterer, President



                        EMPLOYEE

                        By: /s/ Diane Butts
                            --------------------------------
                                Diane Butts